Exhibit 2.1

WAIVER AND CONSENT AGREEMENT

This Waiver and Consent Agreement (this “Agreement”) is dated as of January 14, 2022, and is made by and among Roth CH Acquisition III Co., a Delaware corporation (the “Buyer”), BCP QualTek HoldCo, LLC, a Delaware limited liability company (the “Company”), and BCP QualTek, LLC, a Delaware limited liability company (the “Equityholder Representative”, and together with the Buyer and the Company, each, a “Party”, and collectively, the “Parties”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the BCA (as defined below).

RECITALS

WHEREAS, the Buyer, the Company, the Equityholder Representative and the other parties thereto have entered into that certain Business Combination Agreement, dated as of June 16, 2021 (the “BCA”);

WHEREAS, the Parties constitute the proper parties to amend the Ancillary Agreements to which all of the Parties are party to (the "Applicable Ancillary Agreements") and waive certain provisions and conditions and to provide consent to certain actions under the BCA and the Applicable Ancillary Agreements as described herein;

WHEREAS, on or after the date hereof, the Parties anticipate that (i) the Company will enter into that certain Acknowledgement, Waiver and Consent Agreement attached hereto as Exhibit A, pursuant to which certain amendments will be made to the Pre-PIPE Notes and certain waivers will be made and certain consents will be provided under the Pre-PIPE Notes and NPAs (the “Pre-PIPE Amendment, Waiver and Consent”), and (ii) the Buyer will enter into that certain Waiver and Amendment No. 1 to Subscription Agreement attached hereto as Exhibit B, pursuant to which certain amendments will be made to, and certain waivers will be made and certain consents will be provided under, the Subscription Agreements (the “PIPE Amendment, Waiver and Consent”); and

WHEREAS, in connection with the Pre-PIPE Amendment, Waiver and Consent and the PIPE Amendment, Waiver and Consent, the Parties desire to amend certain provisions of the BCA and to provide consent to the actions to be taken under the Pre-PIPE Amendment, Waiver and Consent and the PIPE Amendment, Waiver and Consent and waive any rights or obligations arising under the BCA and the Applicable Ancillary Agreements as a result of the Company entering into, and its performance under, the Pre-PIPE Amendment, Waiver and Consent or the Buyer entering into, and its performance under, the PIPE Amendment, Waiver and Consent.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1	CONSENT AND WAIVER. By executing this Agreement:

1.1	the Buyer (a) consents to and approves of the Company entering into and performing its obligations and exercising its rights under the Pre-PIPE Amendment, Waiver and Consent, and consents to and approves any Permitted Backstop Issuance (as defined in the Pre-PIPE Amendment, Waiver and Consent and the PIPE Amendment, Waiver and Consent), and (b) expressly waives any and all rights to notice or other rights or remedies the Buyer may have as a result of the Company entering into and performing its obligations or exercising its rights under the Pre-PIPE Amendment, Waiver and Consent or any Permitted Backstop Issuance, and waives any breach or right to notice, event of default or right of termination or modification that would be caused by the Company entering into or performing its obligations or exercising its rights under the Pre-PIPE Amendment, Waiver and Consent or any Permitted Backstop Issuance; and

1.2	the Company (a) consents to and approves of the Buyer entering into and performing its obligations and exercising its rights under the PIPE Amendment, Waiver and Consent and (b) expressly waives any and all rights to notice or other rights or remedies the Company or the Equityholder may have as a result of the Buyer entering into the PIPE Amendment, Waiver and Consent and waives any breach or right to notice, event of default or right of termination or modification that would be caused by the Buyer entering into or performing its obligations and exercising its rights under the PIPE Amendment, Waiver and Consent.

2	ACKNOWLEDGEMENT. The Parties acknowledge and agree that, by executing this Agreement, notwithstanding anything to the contrary in the BCA or any Applicable Ancillary Agreement, the Company shall be permitted to enter into and perform its obligations and exercise its rights under the Pre-PIPE Amendment, Waiver and Consent and the Buyer shall be permitted to enter into and perform its obligations and exercise its rights under the PIPE Amendment, Waiver and Consent, and that the definition of “Minimum Cash Amount” includes the proceeds from the Permitted Backstop Issuance.

3	PERMITTED BACKSTOP ISSUANCES. Upon the Company’s request, the Buyer shall cooperate and use reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated hereby), and do, or cause to be done, and assist and cooperate with the Company in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, any Permitted Backstop Issuance. Upon the Buyer’s request, the Company shall cooperate and use reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated hereby), and do, or cause to be done, and assist and cooperate with the Buyer in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the PIPE Amendment, Waiver and Consent.

4	MISCELLANEOUS. Article XIII of the BCA is hereby incorporated by reference and made a part hereof, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

BCP QUALTEK HOLDCO, LLC

By:	/s/ Andrew S. Weinberg
	Name:	Andrew S. Weinberg
	Title:	President

BCP QUALTEK, LLC

By: Brighstar Capital Partners QualTek Holdings,
L.P., its sole member

By: Brightstar Associates, L.P., its general partner

By: Brightstar GP Investors, LLC, its general
partner

By:	/s/ Andrew S. Weinberg
	Name:	Andrew S. Weinberg
	Title:	Managing Member

ROTH CH ACQUISITION III CO.

By:	/s/ Byron Roth
	Name:	Byron Roth
	Title:	Co-Chief Executive Officer

EXHIBIT A

(attached)

EXHIBIT B

(attached)